EMPLOYMENT AGREEMENT FOR DEBRA A. MASON

         THIS EMPLOYMENT AGREEMENT is made and entered into this ______ day of May, 2000, between the SmithAgency.com, a Florida Corporation (wholly owned subsidiary of QUIKBIZ INTERNET GROUP, INC., ("QBIZ") a public traded Nevada corporation (hereinafter "Employer" or "SMITH"), and DEBRA A. MASON (hereinafter "MASON" or "EMPLOYEE").

                                   WITNESSETH

         WHEREAS, QBIZ, is a Nevada corporation in good standing and is purchasing all of the stock of Mason Strategic Communications, Inc., a Florida corporation (hereinafter "MSC"), operated as a division of SmithAgency.com, Inc.;

         WHEREAS, concurrently with the execution of this Agreement, QBIZ has acquired the business and substantially all or all of the assets of MSC.;

         WHEREAS, the EMPLOYEE is a major shareholder of MSC and immediately prior to the execution of this Agreement the EMPLOYEE was employed by and was a key executive of MSC;

         WHEREAS, MSC, as a division of SmithAgency.com, Inc., and SMITH wish to employ EMPLOYEE, and EMPLOYEE wishes to be employed by MSC and SMITH, in accordance with the provisions of this Agreement;

         WHEREAS, MSC shall operate under the employment policies and procedures of SMITH;

         WHEREAS, MSC is engaged in the public relations and marketing business and maintains a business in the city of Fort Lauderdale, County of Broward, State of Florida;

         WHEREAS, it is the intent of MSC and SMITH to hire EMPLOYEE based on her integrity and requisite qualifications to act in an executive management function, and it is the intent of EMPLOYEE to fulfill the EMPLOYER'S intent and be compensated for such employment;

         NOW, THEREFORE, in consideration of the foregoing, the parties agree with each other as follows:

         1. Employment and Duties. MSC and SMITH hereby employ EMPLOYEE, and EMPLOYEE accepts such employment, as Senior Vice-President of MSC. EMPLOYEE agrees to devote EMPLOYEE's best efforts and full time during MSC's usual business hours to the business of MSC and conduct the business and affairs of MSC to the best of EMPLOYEE's ability, and that EMPLOYEE will adhere to the reasonable business, management, and other policies established from time to time and will perform such other services as requested by the President of MSC or Board of Directors of QBIZ. The EMPLOYEE will render services in such executive, supervisory and general administrative capacities as the President of MSC or Board of Directors of QBIZ shall from time to time determine. Notwithstanding the generality of the foregoing, it shall be the responsibility of EMPLOYEE to oversee MSC's facilities and operations on a day-to- day basis; seek business opportunities and strategic alliance with various companies and organizations; and the responsibility for all contractual obligations and the performance of such other tasks as set forth by the President of MSC and Board of Directors of QBIZ. The Board of Directors of QBIZ or the President of MSC or his designated representative shall not reduce or diminish the scope or title of EMPLOYEE's employment during the term of this Agreement. EMPLOYEE shall have full control over all variables that impact the net profit of MSC, a division of SMITH, subject to the final approval of SMITH. In the event the President of MSC resigns or is terminated, then MASON shall assume the title, duties and responsibilities as President of MSC.

Exclusivity- The EMPLOYEE will devote all of her working time to performing her duties under this Agreement, and during her employment with MSC and SMITH the EMPLOYEE will not (i) act for her own account in any manner which is competitive




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with any of the business of MSC or SMITH, or which would interfere with the performance of her duties under this Agreement, or (ii) work in the day to day activities of any other corporation or entity (iii) invest or have any financial interest, direct or indirect, in any business competitive with any of the business of SMITH or MSC without the express permission of the Board of Directors of QBIZ and SMITH; provided, however, that notwithstanding the foregoing, the EMPLOYEE may own up to 1% of the outstanding equity securities of any Company engaged in any such competitive business whose shares are listed on a national securities exchange or regularly quoted in an over-the-counter market by one or more members of a national or an affiliated securities association. The EMPLOYEE will be deemed to have an indirect financial interest in any business in which any of the following has any financial interest: The EMPLOYEE'S spouse; any lineal descendent or ancestor of the EMPLOYEE; any brother or sister of the EMPLOYEE; and any child of any such brother or sister.

         2. Salary and Term. MSC shall pay to EMPLOYEE for all of EMPLOYEE's services the sum of Eighty-Five Thousand and 00/100 Dollars ($85,000.00) per year, payable in accordance with the general practice of SMITH, hereinafter referred to as EMPLOYEE's "salary." Termination of employment "for cause", as "for cause" is defined in Paragraph 8, shall terminate the salary of EMPLOYEE as of the date of such termination. The term of EMPLOYEE's employment under this Agreement shall be for three (3) years from the date this Agreement is executed. This Agreement shall be automatically renewed for a period of one (1) year under mutually agreeable terms, unless either party notifies the other in writing of its intent not to renew this Agreement at least 60 days prior to the end of any such employment. The annual salary may not be decreased except upon written agreement of the parties.

         3. Reimbursement of Expenses. EMPLOYEE shall be reimbursed for all of EMPLOYEE's proper, normal and reasonable expenses of travel, entertainment and other activities incurred on business on behalf of MSC, subject to reasonable documentation of such expenses by EMPLOYEE. The EMPLOYEE will not incur any unusual or major expenditure without the President of MSC's prior approval.

         4. Vacation, Insurance and Other Company Benefits.

                  (a) Vacation. EMPLOYEE shall be entitled to three (3) weeks annual paid vacation. If this Agreement terminates prior to the end of any year, EMPLOYEE's vacation time for such year shall be prorated based upon the amount of time during such year that EMPLOYEE was employed by MSC. EMPLOYEE may take her vacation at such times as EMPLOYEE selects, with the prior approval of the President of MSC. EMPLOYEE; however shall not be able to take more than two weeks vacation in any given 30 day period. Vacation time must be used during each calendar year; if it is not used, it will be forfeited. Other than set forth herein, no payment will be made for unused vacation time.

                  (b) Insurance. EMPLOYEE shall receive for EMPLOYEE, such medical insurance coverage that SMITH provides from time to time to its Senior Vice Presidents, this shall include dental insurance, all without any waiting period.

                  (c) Other Benefits. EMPLOYEE may participate in any profit sharing, group health, disability or other benefit plans, which SMITH maintains from time to time for its employees, provided EMPLOYEE meets the various eligibility requirements. EMPLOYEE shall be entitled to holidays as follows: New Year's Day, Martin Luther King Day, Lincoln's Birthday, Washington's Birthday, Good Friday, Memorial Day, July 4th, Labor Day, Thanksgiving Day and the following Friday, and Christmas Day. (In the event any of these holidays shall fall on a Saturday or Sunday, the following Monday shall be deemed as a holiday.) EMPLOYEE will also be entitled to one (1) week annual paid sick leave. EMPLOYEE shall be reimbursed in the amount of $450.00 per month for her current vehicle, in addition to monthly insurance and gas expenses incurred in the ordinary course of business. EMPLOYEE shall also be entitled to a cell phone and all business related phone expenses. In the event an executive committee is formed at SMITH, EMPLOYEE shall be included on the committee.

         5. Additional Compensation. In addition to the salary set forth in Paragraph 2 and subject to the provisions of Paragraph 8, MSC agrees to pay EMPLOYEE additional compensation, hereinafter called "additional compensation", pursuant to an incentive or bonus program. MSC shall compensate EMPLOYEE with a performance incentive bonus equal to 5% of the net profits of MSC as reported by



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MSC's CPA on its audited financial statement at the end of each fiscal year.
Excluded from net profits for the purpose of calculating the 5% will be any charges imposed by SMITH upon MSC which are not incurred expenses in the ordinary course of business or supported by sound business judgment. EMPLOYEE may receive this bonus in cash and/or restricted stock, to be at SMITH's discretion. The additional compensation will be given upon the filing of the year-end 10K unless otherwise approved by MSC. The additional compensation will be paid within ten (10) days of the filing of the year-end 10K. In the event an amended 10K is filed for the fiscal year, EMPLOYEE shall be entitled to an increase in the additional compensation. However, in the event the amended 10K shows a decrease in the net profits from the original 10K, then EMPLOYEE shall be required to reimburse the difference to MSC. Notwithstanding the above, if EMPLOYEE is not an EMPLOYEE of MSC or SMITH on the date a payment of additional compensation is payable, EMPLOYEE shall still be entitled to any payment, as prorated. There shall be a cap on the total amount of Performance Incentive Bonus paid to EMPLOYEE. In no event shall the EMPLOYEE receive more than $250,000.00 for the Performance Incentive Bonus during any fiscal year (prorated if Employee is only employed for part of that fiscal year).

         6. Stocks and Stock Option. SMITH shall issue to EMPLOYEE, within ten
(10) days after the execution of this Agreement, $57,000 worth of restricted shares of QBIZ Common Stock, with the amount of the Stock Price to be determined as follows: the total number of shares equaling $57,000.00 which is determined by the average bid and ask price for five (5) trading days prior closing, which shall terminate on May 31st, 2000. QBIZ agrees to register the aforesaid restricted shares for resale and will file the registration statement for resale within 30 days after the execution of this Agreement. Further, QBIZ agrees to use its best efforts to have such transfer declared effective by the SEC.

         On the anniversary date of EMPLOYEE's employment, QBIZ will grant to EMPLOYEE 25,000 shares of Common Stock Options from QuikBIZ Internet Group, Inc. These options will be priced at the average of five (5) prior business days of the closing price of the stock.

         7. Death or Disability. Notwithstanding anything in this Agreement to the contrary, Employer has the option to terminate this Agreement in the event that during its term EMPLOYEE shall become permanently disabled as the term permanently disabled is defined below. Such option shall be exercised by Employer giving notice to EMPLOYEE by registered mail. Upon the giving of such notice, EMPLOYEE's employment will come to an end on the last day of the month in which the notice is mailed, with the same force and effect as if that day were originally set forth as the termination date. For the purposes of the Agreement, EMPLOYEE shall be deemed to have become permanently disabled if, during any year of the term of this Agreement, because of ill health, physical or mental disability, or for other causes beyond her control, she shall have been continuously unable or unwilling or have failed to perform her duties under this contract for sixty (60) days, or if, during any year of the term of this Agreement, she shall have been unable or unwilling or have failed to perform her duties for a total period of ninety (90) days, either consecutive or not. For the purposes of this Agreement, the term "any year of the term of this Agreement" is defined to mean any period of twelve (12) consecutive months. For any term of illness, disability, or accident less than those set forth above, the EMPLOYEE'S salary and other rights and benefits under this Agreement will not be suspended or terminated because the EMPLOYEE is absent from work due to such illness, accident, or other disability, but MSC may deduct from the EMPLOYEE's salary any payment received by the EMPLOYEE under any disability insurance which the MSC may provide the EMPLOYEE.

         8.  Termination or Resignation.


             (a) Without Cause. In the event of the termination of EMPLOYEE by MSC for reasons other than cause, EMPLOYEE shall receive a portion of her salary depending on the length of service with MSC. In the event EMPLOYEE is terminated without cause during the first year, she shall receive twelve (12) months salary, during the second year, she shall receive nine (9) months of salary and during the third year she shall receive six (6) months of salary. This shall be payable to EMPLOYEE in a lump sum within 30 days of termination or monthly payment(s) at SMITH's option. The EMPLOYEE shall have the right to exercise any vested stock options upon termination without cause and said options shall remain the property of the EMPLOYEE. In the event that the EMPLOYEE is terminated without cause, then the Non Compete/Non-Disclosure Agreement shall be null and void and EMPLOYEE shall have the right to contact clients of MSC.




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             (b) With Cause. In the event of the termination of EMPLOYEE by
MSC for cause, MSC shall not be responsible for payment of any further salary or additional compensation to EMPLOYEE. The EMPLOYEE may be terminated for cause. For the purpose of this Section, "cause" shall mean (i) material breach of this Agreement by EMPLOYEE, (material breach shall be defined as a violation of the contract which is substantial and significant and which usually excuses the non-breaching party from further performance under the contract); (ii) the commission or participation by the EMPLOYEE in an injurious act of fraud or dishonesty against the Employer; (iii) the commission or participation by the EMPLOYEE in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Employer; (iv) EMPLOYEE's engaging in a criminal enterprise involving moral turpitude; or (v) EMPLOYEE's engaging through act or omission, in conduct amounting to personal dishonesty, incompetence, breach of fiduciary duty or willful violation of any law, rule, regulation or order of court or direction of the Employer that has an adverse effect on Employer's business.

             (c) Death. Notwithstanding anything to the contrary contained in this Agreement, the Employer may terminate EMPLOYEE's employment if EMPLOYEE dies, whereupon, all further EMPLOYEE compensation, including stock options, under this Agreement shall cease.

             (d) Resignation. In the event of EMPLOYEE's resignation, MSC shall not be responsible for payment of any further salary or additional compensation to EMPLOYEE.

             (e) General. Upon termination of employment (for whatever reason), EMPLOYEE shall be entitled to her accrued salary and benefits earned through the date of termination, including any stock options, less any prepaid sums or other rights of setoff belonging to Employer at the date of termination. Employer shall be released from further liability to EMPLOYEE for salary, additional compensation, non-accountable expense allowance, insurance or any other compensation or benefits provided for in this Agreement, unless Employer improperly terminates EMPLOYEE'S employment, in which event EMPLOYEE shall be entitled to the payments set forth in 8(a) above

             (f) Termination by Employer. In the event that during the term of this Agreement, MSC, or any designated successor of MSC ceases to exist, or the Board of Directors decides that MSC or any designated successor of MSC shall no longer operate, or a material breach of this agreement by QBIZ or any of its subsidiaries, or MSC fails on two occasions to pay the salary of EMPLOYEE pursuant to its standard payroll practices, then the Non-Compete/Non-Disclosure Agreement shall be null and void and EMPLOYEE shall have the right to contact clients of MSC.

         9. Employee Covenants. During the term of this Agreement and for a period of one year thereafter, in consideration of the salary provided in Paragraph 2, EMPLOYEE agrees to enter into the Non- Compete/Non-Disclosure Agreement which shall be incorporated and attached as Exhibit "A" to this Employment Agreement. In the event this Agreement is not renewed for one (1) additional year, under mutually agreeable terms, then the Non-Compete/Non-Disclosure Agreement shall be null and void upon the termination of this Agreement.

         10. Property. Upon termination of EMPLOYEE's employment with MSC, EMPLOYEE will turn over immediately to MSC all business correspondence, letters, papers, reports, files, customer lists and any other writing or records, in any form whatsoever, in the possession or control of EMPLOYEE, which relate to the business of MSC, all of which writings and records are and will continue to be the sole and exclusive property of MSC; and EMPLOYEE shall retain no copies, duplicates, tapes or any other form of republication of any of such writings or records.

         11. Photographs, Likeness. MSC is granted the sole and exclusive right during the term of her employment to make use of and to permit others to make use of the EMPLOYEE's name, pictures, photographs, and other likeness, and voice, in connection with the advertising, publicity, and exploitation of any product, or service contemplated by this Agreement. EMPLOYEE does, by this Agreement, authorize the use by MSC of any pictures of EMPLOYEE taken, for use by MSC in any commercial manner MSC may choose, without any compensation payable to EMPLOYEE.

         12. Exclusive Agreement. This Agreement and any other specifically referenced Agreements (the Non-Compete and Non-Disclosure Agreement) contain



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the sole and entire Agreement between the parties and shall supercede any and all other Agreements between the parties. It is agreed that no waiver or modification of this Agreement or of any covenant, condition, or limitation contained in it shall be valid unless it is in writing and duly executed by the party to be charged with it, and that no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of any party under it, unless such waiver or modification is in writing, duly executed as above.

         13. Venue. The parties agree that it is their intention and covenant that this Agreement and performance under it and all suits relating to it be construed in accordance with and under and pursuant to the laws of the State of Florida, with venue for any lawsuit situate in Broward County. In the event of any dispute between the parties in any way related to this Agreement, the prevailing party shall be awarded its reasonable attorneys' fees and costs through all trial and appellate levels.

         14. Assignment. This agreement shall be binding on and inure to the benefit of the respective parties and their executors, administrators, heirs, personal representatives, successors and assigns. The EMPLOYEE acknowledges that her services are unique and personal. Accordingly, the EMPLOYEE may not assign her rights or delegate her duties or obligations under this Agreement. The Employer's rights and obligations under this employment agreement shall inure to the benefit of and shall be binding upon the Employer's successors and assigns.

         15. Severability. Should any portion of this Agreement be found to be unenforceable at law or in equity, the remaining provisions of this Agreement are to remain in full force and effect.

         16. Notice. Unless otherwise specifically provided herein, all notices to be given hereunder shall be in writing and sent to the parties by certified mail, return receipt requested, which shall be addressed to each party's respective address set forth herein or to such other address as such party shall give to the other party hereto by notice given in accordance with is Section and except as otherwise provided in this agreement, shall be effective when deposited in the United States mail, properly addressed and postage prepaid. If such notice is sent other than by the United States mail, such notice shall be effective when actually received by the party being noticed.

         17. Inventions, etc. EMPLOYEE will disclose promptly to Employer and does assign and agrees to assign to Employer, without additional compensation to EMPLOYEE, all of EMPLOYEE's right, title, and interest in and to any and all inventions, intellectual property, discoveries, improvements, modifications, extension or advancements made, conceived, devised, developed or perfected by EMPLOYEE during the term of EMPLOYEE's employment, whether on duty or off, and in and to all proprietary rights therein or based thereon, which (i) uses equipment, supplies, facilities or trade secrets of Employer, or (ii) uses the time for which EMPLOYEE was compensated by Employer, or (iii) which relates to the business of Employer or to its actual or demonstrable anticipated research and development, or (iv) that results, in whole or in part, from work performed by EMPLOYEE for Employer and its assigns. The EMPLOYEE agrees to sign all instruments necessary for filing and prosecution of any application for patent, trademark or copyright of the United States or any foreign country or the renewing of any of the aforesaid rights or applications, and to sign all instruments necessary for the filing and prosecution of any continued, divisional and reissue applications which may be necessary to render the aforesaid intellectual property effective and in full force.

         EMPLOYEE further agrees that SMITH and MSC will be entitled to and will own all the results and proceeds of the EMPLOYEE's services under this Agreement, including without limitation, all rights throughout the world to any copyright, patent, trademark or other right and to all ideas, inventions, products, programs, procedures, formats and other materials of any kind created or developed or worked on by the EMPLOYEE during her employment with MSC and SMITH; the same shall be the sole and exclusive property of MSC and SMITH; and EMPLOYEE will not have any right, title, or interest of any nature or kind therein. Without limiting the foregoing, it will be presumed that any copyright, patent, trademark, or other right any idea, product, program, procedure, or forma or material created, developed or worked on by the EMPLOYEE at any time during the term of her employment will be a result or proceed of the EMPLOYEE'S services under this Agreement. The EMPLOYEE will take such action and execute such documents as MSC or SMITH may request to warrant and confirm MSC and





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SMITH'S title and ownership of all such results and proceeds and to transfer and assign to MSC and SMITH any rights which EMPLOYEE may have therein.

         The EMPLOYEE's right to any compensation or other amounts under this Agreement will not constitute a lien on any results or proceeds of the EMPLOYEE's services under this Agreement.

         MSC and SMITH will also own, and promptly on receipt thereof the EMPLOYEE will pay to these companies, any monies and other proceeds to which the EMPLOYEE is entitled on account of rights pertaining to any of the MSC's products or services which the EMPLOYEE acquired before the date of this Agreement.

         MSC and SMITH shall be entitled, without posting bond or other security, to seek injunctive and other equitable relief to enforce the provisions of this Section 18; and no action for any such relief shall be deemed to waive the right of MSC and SMITH to an action for damages.

         18. Affidavit. Fearing the EMPLOYEE to be in violation of this Agreement, Employer may request, in writing, that EMPLOYEE provide Employer with an affidavit specifically denying each and every feared violation alleged in Employer's written request and do so within fifteen (15) days of the date of Employer's written request ("Adequate Assurances"). EMPLOYEE's failure to appropriately respond to or deny any such allegation within the ten-day period shall be deemed an admission of that allegation.

         19. Uniqueness of Service. The EMPLOYEE acknowledges that (i) SMITH acquired the business and assets of MSC in reliance on the EMPLOYEE entering into this Agreement, and (ii) that her services hereunder are of a special, unique, unusual, extraordinary and intellectual character, the loss of which cannot be reasonably or adequately compensated by damages in an action at law. Accordingly, MSC and SMITH will be entitled, without posting bond or other security, to injunctive and other equitable relief to prevent or cure any breach or threatened breach of this Agreement by the EMPLOYEE, but no action for any such relief shall be deemed to waive the right of the aforesaid companies to seek an action for damages.

         20. NEGATIVE COVENANTS

             The EMPLOYEE will not, during or after the term of this Agreement, disclose to any third party or use or take any personal advantage of any confidential information or any trade secret of any kind or nature obtained by her during the term hereof or during her employment, except as allowed for herein.

         The EMPLOYEE acknowledges that she has entered into a NON-COMPETE/NON-DISCLOSURE Agreement of even date, the terms of which the EMPLOYEE agrees to abide by.

         21. WAIVER No failure by SMITH or MSC to insist upon the strict performance of any term or condition of this Agreement or to exercise any right or remedy available to it will constitute a waiver. No waiver of any breach or default will affect or alter any of the companies' rights, and this Agreement will continue in full force and effect.

         This agreement shall be binding upon the parties and their respective successors and assigns. MSC or SMITH may, without the EMPLOYEE'S consent, transfer and assign any of their rights and obligations under this Agreement to any corporation which, directly or indirectly, controls of is controlled by MSC or SMITH or is under the common control with SMITH or MSC to any corporation succeeding to all or a substantial portion of SMITH or MSC's business and assets, provided that SMITH and MSC shall not be released from any of its obligations under this Agreement, and provided further that any such transferee or assignee agrees in writing to assume all the obligations of the respective companies hereunder. Control means power to elect a majority of the directors or a corporation or in any other manner to control or determine the management of a corporation. Except as provided herein, neither MSC or SMITH or EMPLOYEE may, without the other's prior written consent, transfer or assign any of their rights or obligations under this Agreement, and any such transfer or assignment or attempt thereat without such consent shall be null and void.



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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Employment Agreement as of the day and year first above written.

                                        By: ______________________________
                                            Its: President




WITNESSES:                              EMPLOYEE:



                                        DEBRA A. MASON